Stockholder Letter Q3 2024

HAGERTY Q3 2024 | 2 November is when collectors in many parts of the country begin winterizing their beloved vintage cars, trucks, and motorcycles. There is detailing to be done, oil to be changed, batteries to be removed, and about a dozen other steps. It is quite a process, but auto enthusiasts do it because their vehicle is special to them. We feel the same about our members, partners, employees, and investors. We make every effort to take excellent care of them because without them there is no Hagerty, and without Hagerty, our purpose to save driving and fuel car culture for future generations dies. Our recipe for success goes like this: Put Members First: Hagerty has a Net Promoter Score (an important measure of customer experience) of 82 in an industry where the average NPS is 37. You only get that kind of score if you have a long history of taking great care of your members. We take customer retention very seriously and are proud to see our retention ticking up to 89% in 2024. Engage, Entertain, Connect: People want to be a part of something bigger than themselves. They want to be entertained. They want to engage with people who love the same thing they do – cars and driving. They want a trusted place to buy and sell cars. To meet these needs and delight our members, we have created a comprehensive ecosystem of automotive experiences, events, services, and media that give us an unbeatable authenticity edge in the collector car world that no competitor comes close to matching. The next largest players in the collectible space are roughly one sixth and one tenth the size of Hagerty, and we are lengthening our Dear Hagerty Stockholders, Members and One Team Hagerty, Stockholder Letter A RECIPE FOR LASTING SUCCESS

HAGERTY Q3 2024 | 3 lead as our flywheel kicks in. In fact, we are on track to welcome a record 275,000 new members in 2024. Create True Partnerships: We partner with 9 of the top 10 automotive insurers in the U.S. Why do these giant companies want to work with us? Because we are the experts on classic car values and claims, which can be very complex. You cannot, for instance, just put a program windshield back in a ’66 Jaguar. You need a specialty source for parts, and it takes a lot of time and care to put that windshield in. It is not a $500 repair; it is going to cost between $5,000 and $15,000. Those are the kinds of claims that regular insurance companies struggle with, but that is what we do every day. That is why they partner with us. We make it easy for them. Evolve and Improve: We have a great thing going at Hagerty, carefully cultivated over the last 40 years. We have a strong leadership team that is focused on sustained growth with financial discipline, which has enabled us to add margin expansion and cash flow to our longstanding growth story. We insure over 2.5 million vehicles but are only scratching the surface of our Total Addressable Market in the U.S., which we estimate to be 46 million collectible vehicles. We are intent on making more and more of the people who own those cars Hagerty members. As you have all seen on the news, the past month has been a difficult one for the people impacted by hurricanes Helene and Milton. A collector car owner’s first concerns are about the safety of their friends, family, neighbors. But once the immediate threat has passed, they quickly turn to assessing the damage done to their prized vehicles. Moments like that are when we shine the brightest, and a great example of when we “Put Members First.” While we had hoped for an uneventful hurricane season, we have a disciplined approach to underwriting and our team of 1,700 Hagerty associates was well prepared to help our members with their losses. We even set up a pop-up claims center at the Porsche dealership in Clearwater, Florida. Countless members who had expected a long, drawn-out process incredulously asked, “That’s it?” after we issued them on-the- spot checks and direct deposits for vehicles deemed to be total losses. I want to take this opportunity to thank One Team Hagerty. They are the heart and soul of everything we do. And with their help, the best is yet to come. As always, thank you for being on this ride with us. Onward and upward! McKeel Hagerty CEO and Chairman, Hagerty

Never Stop Driving